As filed with the Securities and Exchange Commission on August 26, 2004

Registration No. 333-114189

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(Address of Principal Executive Offices Including Zip Code)

QUADRAMED CORPORATION 1996 STOCK INCENTIVE PLAN

(Full title of the plan)

Lawrence P. English

Chief Executive Officer

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Miles & Stockbridge, P.C.

1751 Pinnacle Drive, Suite 500

McLean, Virginia 22102

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This Post-Effective Amendment No. 1 covers the 960,614 shares of QuadraMed Corporation common stock, par value $0.01 per share (the “Common Stock”), originally registered on the Registrant’s Registration Statement on Form S-8 as filed with the SEC on April 4, 2004 (Reg. No. 333-114189). The registration fees in respect of the securities registered hereby were paid at the time of the original filing of this Registration Statement.

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EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2004 (File No. 333-114189) (the “Registration Statement”) is being filed by QuadraMed Corporation (the “Company”) to deregister 960,614 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) previously registered for issuance in connection with awards under the 1996 Stock Incentive Plan, as amended (the “1996 Plan”). The Registration Statement registered 3,338,993 shares of Common Stock for issuance under the 1996 Plan.

QuadraMed’s 2004 Stock Compensation Plan (the “2004 Plan”) was approved by QuadraMed’s Board of Directors on April 1, 2004 and ratified by QuadraMed’s stockholders on May 6, 2004. Under the 2004 Plan, the Company provides stock compensation to its employees, consultants, directors, and advisors based on their service to the Company, their performance, and other factors. In connection with the adoption of the 2004 Plan, the 960,614 and 575,755 shares of QuadraMed Common Stock remaining available for grant under the 1996 Plan and the 1999 Supplemental Stock Option Plan, respectively, were rolled into the 2004 Plan. Accordingly, no future option grants will be made pursuant to the 1996 Plan.

The Company is concurrently filing a Registration Statement on Form S-8 to register the shares issuable under the 2004 Plan, which include the 960,614 shares deregistered by this Post-Effective Amendment No.1. Please note that 16,621,684 shares of Common Stock remain subject to outstanding grants previously made under the 1996 Plan, and the registration statements under which these 1996 Plan grants were previously registered shall remain in effect to cover the potential exercise of outstanding options.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.	Exhibits.

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Description

24.1*	Power of Attorney

*	Filed herewith

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reston, County of Fairfax, Commonwealth of Virginia, on this 26th day of August, 2004.

QUADRAMED CORPORATION

By:	/s/ Lawrence P. English
Lawrence P. English
Chairman, Chief Executive Officer

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